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                                                                      EXHIBIT 99

                           REUNION INDUSTRIES, INC.

FOR INFORMATION CONTACT:                                   FOR IMMEDIATE RELEASE

Richard L. Evans
Chief Financial Officer
203 324-8858

Stamford, Connecticut, October 21, 1996--Reunion Industries, Inc. (NASDAQ-RUNI; Pacific-RUN) announced today that its subsidiary, Oneida Rostone Corp. ("ORC"), headquartered in Oneida, New York, has acquired a 27.5% interest in Data Packaging Limited ("DPL") for a cash payment of $700,000. Reunion also announced that ORC has entered into an agreement to acquire, subject to certain lender consents, an additional 68% interest in DPL for $2.8 million, payable in cash of $1.05 million and an unsecured $1.75 million 10% three year note.

DPL, headquartered in Mullingar, Ireland, is a custom injection molder serving customers in the computer and business equipment industries. DPL's revenues and operating profit for the fiscal year ended April 30, 1996 were approximately $15.1 million and $0.9 million, respectively. This acquisition is a further step in Reunion's strategy to increase its customer base and expand its product offerings and service capabilities in the plastics industry through acquisitions.

Reunion Industries, Inc. is a Stamford, Connecticut based corporation primarily engaged in manufacturing high volume precision plastic products and providing engineered plastic services. The Company is also engaged in real estate development and wine grape agricultural operations in Napa County, California.

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